Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2023
August 1, 2023

Leigh Anne Mann
Vice President, Investor Relations
Thank you, operator. Good morning everyone. We appreciate you joining us for the Company’s second quarter 2023 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion and certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of the supplemental slides, which are accessible on our investor relations website at www.trin.net. These slides are under the Events and Presentations portion of the website, along with the Second Quarter Earnings Conference Call event link.
A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on August 8, 2023. Replay information is available under the Events and Presentations page on our Investor Relations website.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Leigh Anne, and good morning everyone.
Our second quarter results reflect positive trends in our business despite some downside in our broader operating environment. We will provide more details on how those factors impacted our financial performance. Still, we remain confident in our business’s continued momentum and growth as we enter the year’s second half. We have line of sight to higher revenues on both sides of our business with increased deliveries, rising lease rates, and continued improvement in our operating margins.
Please turn with me to Slide 3 to discuss today’s key messages.

We are reporting second quarter consolidated revenue of $722 million, a 73% year over year improvement. Our second quarter EPS from continuing operations was $0.23, up $0.16 sequentially and $0.09 year over year on an adjusted basis. Our leading indicators for our business, namely the FLRD on the leasing side and the manufacturing side backlog, are favorable and give us visibility into strong revenues in 2023 and beyond.
Despite these favorable indicators, we are reducing and tightening our 2023 adjusted EPS guidance to $1.35 to $1.45. This adjustment is primarily due to the outsized impact of the strengthening Mexican peso on our manufacturing business, higher interest expense, and continued inefficiencies. Our revised guidance assumes a substantial improvement in the back half of the year from better efficiency. However, we do not have line of sight to our previously issued guidance range without a significant pullback in the strength of the Mexican peso, which we are not anticipating in 2023.
Let’s turn to Slide 4 and discuss the rail market and a commercial overview.
Like last quarter, overall rail traffic trends are negatively impacted by intermodal volumes. Through the first 26 weeks of the year, rail carload volumes improved just 2% year over year, outperforming the 4% decline in total traffic shown in the slide.
While the increase in railcar storage in the quarter is consistent with expected seasonal trends, the North American fleet ended June with the lowest active rate since early 2022. Fleet storage levels remain well below the five-year average, but improving network fluidity prompts some normalization. We are willing to take this trade-off as we believe a more efficient rail network will benefit from gaining modal share and driving longer term, sustainable growth.
Moving to the bottom of the slide, we continue to see high fleet utilization and a very strong Future Lease Rate Differential, or FLRD, which are good predictors for rising lease rates in the future. Our fleet utilization was 97.9%, and the FLRD was 29.5% with lease rate strength, especially in pressure tank cars and large covered hoppers. While rail traffic trends are important in our business, the critical driver is lease fleet utilization and rising lease rates, which have seen significant improvement. Put more directly, the strength in our business has been supply-led, which provides confidence in the durability of cash flows.
On the manufacturing side, orders and deliveries were strong in the quarter. We delivered 4,985 railcars in the quarter and booked orders for another 4,770. These numbers and new railcar inquiry levels align with expectations and are consistent with our view of replacement-level demand. Our backlog of $3.6 billion and current inquiry levels give us confidence in our expectations well into 2024.
Moving to Slide 5, I’ll briefly discuss the cash flow with Eric providing more details later in the call. Our quarterly cash flow from continuing operations was $38 million, up $128 million year over year. Additionally, our adjusted free cash flow was $45 million, up $50 million year over year. Our business can consistently and predictably generate a lot of cash, which is evident in today’s results as we see the effect of increased production and higher lease rates flowing through our cash balance.
Let’s turn to Slide 6 and talk a little bit more about the drivers of our business segments.
Starting with leasing, I’ve already talked about our FLRD and fleet utilization, which indicate momentum in increasing lease rates and revenue. Because it takes a while to re-price the fleet, revenue increases are slower but more durable. We are starting to see several quarters of increased rates take effect, and we are encouraged to see the top line rising. Our renewals are coming in about 30% higher than expiring rates year-to-date, and when considering the whole fleet, our average lease rate for the quarter was the highest since 2018 and 9% higher than a year ago. It’s worth noting that we have only re-priced about 30% of our fleet since the FLRD hit double digits in the second quarter of 2022, so we expect to see this number continue to rise as we re-price more of the fleet upward. While lease rates are still growing, the growth rate is starting to moderate. Our renewal success rate was an impressive 91% in the quarter, the highest since 2018, showing a sign of a healthy and balanced lease fleet. And year-to-date, our average renewal term is 55 months, which allows us to hold onto higher lease rates longer.
Our leasing and management operating margin was 39.7% in the quarter, up 430 basis points sequentially but down year over year due to increased maintenance expense and depreciation expense. Additionally, as we have begun integrating some of our recent acquisitions, those businesses have a different margin profile and slightly decreased the overall leasing margin. Overall, we are incredibly pleased with the performance of the leasing business and expect to see continued strength in both revenue and margin through 2023.
Moving to Rail Products at the bottom of the slide, quarterly revenue was up sequentially and year over year due to a higher volume of railcar deliveries. Our operating margin of 3.3% in the second quarter was down slightly, which was disappointing. In the second quarter, foreign exchange, persistent rail service issues, and efficiency negatively impacted our Rail Products’ margin.

Rail Products’ efficiency has not gotten where we want it as quickly as we would like. We are seeing improvement in the metrics we track, but we still plan to continue the improvement. Supply chain issues have eased, but there are still negative surprises more frequently than we have expected. The strength of the Mexican peso impacted Rail Products’ operating margins by approximately 90 basis points in the quarter. Although we hedge a portion of our peso spending, our revenue is in the U.S. dollar, but we pay our Mexican workforce, and several suppliers, in pesos. We are evaluating options to reduce our exposure to the peso. Still, a persistently high exchange rate will be an ongoing drag on Rail Products’ margins until we can adjust our pricing and cost structure.
While the challenges persist, many indicators give us optimism. Labor attrition has reached a much more manageable level in Mexico, and the second half of the year requires fewer and less complex changeovers. This will lead to the resumption of production more quickly with the additional benefit of longer runs. To give some context on the progression of improvement, our Rail Products’ June operating profit was above 5% in the segment, the highest this year. This included the foreign exchange impact.
As we said on our call last quarter, we can still expect to exit the year with our Rail Products’ margin in the high single-digit range, even after accounting for the impact of exchange rates. This has been a focus of mine, and we have been aggressive in taking the necessary steps to improve the business’s overall efficiency and financial results.
I’ll conclude my remarks on Slide 7 and turn the call to Eric. Trinity’s Pre-Tax ROE for the last twelve months has improved to 10.6%, progressing toward our long-term goal of a mid-teen ROE.
We announced our third acquisition last quarter and are focused on integrating these businesses into Trinity. Across the board, we are pleased with the performance of our acquisitions. Holden continues to outperform our expectations with solid demand for autoracks and supporting parts. We are early in the integration of our recent acquisition of RSI Logistics. By combining our equipment expertise and innovation with RSI’s customer-centric, well-respected logistics services, we can make rail a more approachable mode of transportation. These integrated service offerings will be an important step in our strategy to position the industry for modal share growth with our railroad partners.
And before I turn the call to Eric, I wanted to quickly congratulate the team for successfully completing the financing of our senior notes and our TRL-2023 term loan this quarter. I’ll let Eric provide more details on these events. Eric.

Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Good morning everyone.
I’ll start my comments on Slide 8 discussing our income statement and cash flows.
Starting with the income statement, our revenue in the quarter of $722 million reflects higher external railcar deliveries and improved lease rates. Our earnings per share from continuing operations were $0.23 in the quarter, a $0.16 increase over the first quarter on an adjusted basis. We benefited from $129 million in lease portfolio sales in the second quarter. Year-to-date, our net lease fleet investment is $214 million, and our lease portfolio sales allow us to optimize our fleet and achieve our target for lease fleet investment.
Year-to-date, cash flow from continuing operations is $140 million, and adjusted free cash flow is $81 million after investments and dividends. We have returned $43 million to shareholders through our dividend.
Turning to Slide 9, as Jean just mentioned, we have seen a $225 million increase in our outstanding debt this year from the completion of a new corporate senior notes offering and the TRL-2023 term loan, offset by reductions in the revolver and warehouse, as well as normal amortization.
As you are all aware, the debt market has changed significantly, which is reflected in higher interest expense. Ultimately, we executed these deals effectively given the current environment. For our senior notes, we used the proceeds to repay outstanding borrowings under our revolver credit facility. We intend to use the remainder of the net proceeds for general corporate purposes, which may include repayment of other debt, including the senior notes due in 2024.
Moving to Slide 10 for an update on our guidance.
We remain confident that North American railcar deliveries will be approximately 45 thousand this year. This supports our ongoing view of replacement-level demand. As mentioned, we have a backlog that gives us visibility into future deliveries and are now receiving orders well into 2024 for most railcar types.
We are affirming our net lease fleet investment guidance of $250 million to $350 million for the full year, supporting our three-year outlook. Year-to-date, our net lease fleet investment is $214 million, and along with investment in the fleet in the second half of the year, we also expect to complete a significant railcar sale in the fourth quarter of this year.
Our guidance for manufacturing capex for the year remains unchanged at $40 to $50 million.
Moving to our EPS guidance, as Jean mentioned, we are lowering our full year guidance range to $1.35 to $1.45 driven by the economic headwinds Jean outlined – namely the strength of the Mexican peso and a higher interest expense, and slower than expected improvement in efficiency, partially offset by better than expected leasing profits.
We set our operating plan assuming an exchange rate based on rates in the fourth quarter of 2022. Since then, the peso has strengthened by about 17% against the dollar and continues to gain momentum. Given the nature of our business, we have no other material currency exposure except for the Mexican peso. We do have hedges in place, but even after accounting for the hedges, the exchange rate variance impact has been about $10 million in the first half of the year and pulls down our full year forecast by an additional $18 million, for a combined impact of $28 million to the downside. This flows through our Rail Products margin and will impact our margin as compared to our original guidance. We have limited our downside exposure to the peso for the balance of the year.
We are also reducing our guidance to account for higher than expected interest expense given the higher levels of working capital and higher borrowing costs.
Finally, while improvement in efficiency is evident, it has been slower than we anticipated. We expect to exit the year with Rail Group margins in the 8 to 9 percent range, our full year Rail Products margin average is forecast to be between 6 and 7 percent after considering year-to-date performance, exchange rate impact, and expectations in the second half of the year. As Jean said, we expect significantly stronger performance in the second half as compared to the first half on the manufacturing side of our business.
Year-to-date, we have earned adjusted earnings per share of $0.30. In the back half of the year, assuming the midpoint of our adjusted guidance, this still implies significant EPS growth in the second half of the year, aided by improving margins, continued top line growth, and railcar portfolio sales in the fourth quarter. We are confident this is achievable given the strength of our forward-looking metrics in both of our businesses.
Please turn to Slide 11. Before we open the call for Q&A, I want to emphasize the positive trends we see in our business. Our leasing business continues to improve, and we believe there is room for growth. We expect continued revenue growth in our leasing business as we re-price more of our lease fleet and extend the term so we can retain the higher lease rates longer. This will also drive up the margin in the business. The supply and demand dynamics of the North American fleet remain very positive.
On the manufacturing side, we have increased production over the last year, evident in the growth in deliveries and revenue, with margin growth soon to follow as this business continues to improve.
And now, operator, we are ready for our first question.

(after Q&A)
E. Jean Savage
Chief Executive Officer and President
Thank you for joining us today. Despite some downside factors in the quarter, we continue to feel positively about the operating environment and our company’s ability to execute on substantial revenue, margin, and EPS growth in the back half of the year. We look forward to sharing our progress with you.